AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 26, 1997.

                                                Registration No. 333-
     ==========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                              --------------------------
                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                              -------------------------

                          THE WASHINGTON WATER POWER COMPANY

                            (Exact name of registrant as
                              specified in its charter)
                               ------------------------
                    WASHINGTON                                      91-1653826
     (State or other jurisdiction of                            (I.R.S. Employer
     incorporation or organization)                          Identification No.)

                               1411 East Mission Avenue
                            Spokane, Washington 99202-2600
                                    (509) 489-0500
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)

                          THE WASHINGTON WATER POWER COMPANY
                      UNFUNDED OUTSIDE DIRECTOR RETIREMENT PLAN
                                 (Full Title of Plan)
                                  ------------------

                  JON E. ELIASSEN                       J. ANTHONY TERRELL
               Senior Vice President                    ELIZABETH W. POWERS
            and Chief Financial Officer                  Reid & Priest LLP
        The Washington Water Power Company              40 West 57th Street
             1411 East Mission Avenue              New York, New York 10019-4097
             Spokane, Washington 99202                    (212) 603-2000
                  (509) 489-0500
       (Names, addresses and telephone numbers, including area codes, of agents for service)
                            -----------------------------

                           CALCULATION OF REGISTRATION FEE
      ==========================================================================
                                     Proposed        Proposed
      Title of                       maximum         maximum
      securities                     offering        aggregate       Amount of
      to be        Amount to be      price per       offering price  registra-
      registered   registered(1)     unit (2)        (2)             tion fee
      --------------------------------------------------------------------------
      Common
      Stock
      (no par
      value)  . .  13,000 shares     $18.625          $242,125      $73.37(3)

      Preferred
      Share
      Purchase
      Rights  . .  13,000 rights(3)
      =========================================================================

     (1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.

     (2) Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the reported high and low sales prices on the consolidated transaction reporting system on February 24, 1997.

     (3)   The Preferred Share Purchase Rights (the "Rights") are
           appurtenant to and will trade with the Common Stock.
           The value attributable to the Rights, if any, is
           reflected in the market price of the Common Stock.
           Since no separate consideration is paid for the Rights,
           the registration fee for such securities is included in
           the fee for the Common Stock.
     ==========================================================================

                          THE WASHINGTON WATER POWER COMPANY
                      UNFUNDED OUTSIDE DIRECTOR RETIREMENT PLAN


                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

               The Washington Water Power Company (the "Company") hereby incorporates herein by reference the following documents previously filed by the Company with the Securities and Exchange Commission:

          (1) Annual Report on Form 10-K for the year ended December 31, 1995, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996, and the Current Report on Form 8-K dated December 1, 1996.

               All documents subsequently filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing thereof. Any statement contained in an incorporated document shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed incorporated document modifies of supersedes such statement.


     Item 4.   DESCRIPTION OF COMMON STOCK

               The authorized capital stock of the Company consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock without nominal or par value. Following is a brief description of certain of the rights and privileges of the Common Stock of the Company. For a complete description, reference is made to the Company's Restated Articles of Incorporation, as amended (the "Articles"), and to the laws of the State of Washington. The following summary, which does not purport to be complete, is qualified in its entirety by such reference.

     DIVIDEND RIGHTS

               After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock of the Company are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of the Company.

     VOTING RIGHTS

               The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law, and each holder of Common Stock is entitled to vote cumulatively for the election of directors. If dividends payable on any shares of Preferred Stock shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the eighteen (18) month period ended on such date, the holders of such stock become entitled, as one class, to elect a majority of the Board of Directors, which right does not cease until all defaults in the payment of dividends on the Preferred Stock shall have been cured. In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock or to change any of the rights or preferences of outstanding Preferred Stock.

     CLASSIFIED BOARD OF DIRECTORS

               Both the Articles and the Company's Bylaws, as amended (the "Bylaws") provide for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year. The Articles and Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the Common Stock. The Articles and Bylaws further require an affirmative vote of the holders of at least 80% of the Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

     CHANGE IN CONTROL

               The Articles contain a "fair price" provision which requires the affirmative vote of the holders of at least 80% of the Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving the Company and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an "Interested Shareholder") unless (a) such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder or (b) certain minimum price and procedural requirements are met. The Articles provide that the "fair price" provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the Common Stock.

     PREFERRED SHARE PURCHASE RIGHTS

               Reference is made to the Rights Agreement, dated as of February 16, 1990, as amended (the "Rights Agreement"), between the Company and The Bank of New York, successor Rights Agent to First Chicago Trust Company of New York, filed with the Securities and Exchange Commission. The following statements are qualified in their entirety by such reference.

               The Company has adopted a shareholder rights plan pursuant to which holders of Common Stock outstanding on March 2, 1990 or issued thereafter have been granted one preferred share purchase right (a "Right") on each outstanding share of Common Stock. The description and terms of the Rights are set forth in the Rights Agreement. Certain of the capitalized terms used in the following description have the meanings set forth in the Rights Agreement.

               The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed as hereinafter described.

               Each Right, initially evidenced by and traded with the shares of Common Stock, entitles the registered holder to purchase one two-hundredth of a share of Preferred Stock of the Company, without par value (the "Preferred Shares"), at an exercise price of $40, subject to certain adjustments, regulatory approval and other specified conditions. The Rights will be exercisable only if a person or group acquires 10% or more of the Common Stock or announces a tender offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the Common Stock.

               If any person or group acquires 10% or more of the outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group), subject to regulatory approval and other specified conditions, to purchase that number of shares of Common Stock or Preferred Shares having a market value of twice the Right's exercise price. In addition, in the event that any person or group has acquired 10% or more of the outstanding Common Stock or the Company consolidates or merges with or into, or sells 50% or more of its assets or earning power to, any person or group, or engages in certain "self dealing" transactions with any person or group owning 10% or more of the outstanding Common Stock, proper provision will be made so that each Right would thereafter entitle its holder to purchase that number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

               At any time after a person or group acquires more than 10% but less than 50% of the outstanding Common Stock, the Board of Directors of the Company may, subject to any necessary regulatory approval, require each outstanding Right to be exchanged for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock.

               The Rights may be redeemed, at a redemption price of $.005 per Right, by the Board of Directors of the Company at any time until any person or group has acquired 10% or more of the Common Stock. Under certain circumstances, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors. The Rights will expire on February 16, 2000.

     LIQUIDATION RIGHTS

               In the event of any liquidation of the Company, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of the Common Stock would be entitled to share ratably in all assets of the Company available for distribution to shareholders.

     PRE-EMPTIVE RIGHTS

               No holder of any stock of the Company has any pre-emptive rights.

     MISCELLANEOUS

               The presently outstanding shares of Common Stock of the Company are fully paid and nonassessable.

               The Common Stock of the Company is listed on the New York and Pacific Stock Exchanges.

               The New York Transfer Agent and Registrar for the Common Stock is The Bank of New York, 101 Barclay Street, 11th Floor, New York, New York 10286. The Company, P.O. Box 3647, Spokane, Washington 99220-3647, is an additional Transfer Agent and Registrar for the Common Stock.


     Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

               The Company's consolidated financial statements and related financial statement schedules for the year ended December 31, 1995, incorporated in this registration statement by reference from the Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting.


     Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Article Seventh of the Articles provides, in part, as follows:

                    "The Corporation shall, to the full extent permitted by
               applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a director in connection with any such proceeding in advance of the final determination thereof upon receipt from such director of such undertakings for repayment as may be required by applicable law and a written affirmation by such director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person."

               The Company has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

               Article IX of the Company's Bylaws contains a similar provision to that contained in the Articles and in addition, provides in part, as follows:

                    "SECTION 2.  LIABILITY INSURANCE.  The Corporation shall
               have the power to purchase and maintain insurance on behalf of any person who is, or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington."

               Reference is made to Washington Business Corporation Act 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

               Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.


     Item 8.   EXHIBITS.

               Reference is made to the Exhibit Index on page II - 8 hereof.


     Item 9.   UNDERTAKINGS.

               The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.) and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  POWER OF ATTORNEY

               The Registrant hereby appoints each Agent for Service named in this Registration Statement as its attorney-in-fact to sign in its name and behalf, and to file with the Commission, any and all amendments, including post-effective amendments, to this Registration Statement, and each director and/or officer of the Registrant whose signature appears below hereby appoints each such Agent for Service as his attorney-in-fact with like authority to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission, any and all such amendments.

                                      SIGNATURES

               THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this 14th day of February 1997.


                                           THE WASHINGTON WATER POWER COMPANY

                                     By           /s/ Paul A. Redmond
                                       --------------------------------------
                                                    Paul A. Redmond
                                                 Chairman of the Board
                                             and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                   TITLE           DATE
                  ---------                   -----           ----


           /s/ Paul A. Redmond              Principal     February 14, 1997
      --------------------------------      Executive
      Paul A. Redmond (Chairman of the     Officer and
          Board and Chief Executive         Director
                  Officer)


            /s/ W. Lester Bryan             Principal     February 14, 1997
      --------------------------------      Executive
         W. Lester Bryan (President        Officer and
        and Chief Operating Officer,        Director
                  Director)


            /s/ J. E. Eliassen              Principal     February 14, 1997
      --------------------------------    Financial and
         J. E. Eliassen (Senior Vice       Accounting
        President and Chief Financial        Officer
                  Officer)


            /s/ David A. Clack              Director      February 14, 1997
      --------------------------------
               David A. Clack


            /s/ Duane B. Hagadone           Director      February 14, 1997
      --------------------------------
              Duane B. Hagadone


              /s/ Eugene W. Meyer           Director      February 14, 1997
      --------------------------------
               Eugene W. Meyer


      /s/ General H. Norman Schwarzkopf     Director      February 14, 1997
      --------------------------------
        General H. Norman Schwarzkopf


             /s/ B. Jean Silver             Director      February 14, 1997
      --------------------------------
               B. Jean Silver


             /s/ Larry A. Stanley           Director      February 14, 1997
      --------------------------------
              Larry A. Stanley


              /s/ R. John Taylor            Director      February 14, 1997
      --------------------------------
               R. John Taylor

                                    EXHIBIT INDEX

                 With
                 Registration     As
      Exhibit    Number           Exhibit
      -------    ------------     --------

      *4(a)      1-3701 (with     4(a)       Restated Articles of
                 Form 10-Q for               Incorporation, as
                 quarter ended               amended, of the Company.
                 June 30, 1994)

      *4(b)      1-3701 (with     3(b)       Bylaws of the Company,
                 Form 10-Q for               as amended May 11, 1995.
                 quarter ended
                 June 30, 1995)

      *4(c)      1-3701 (with     4(n)       Rights Agreement, dated
                 Form 8-K dated              as of February 16, 1990,
                 February 16,                between the Company and
                 1990)                       The Bank of New York as
                                             successor Rights Agent.

      *4(d)      1-3701 (with     4(b)       Amendment No. 1 to
                 Form 10-Q for               Rights Agreement, dated
                 quarter ended               as of May 10, 1994.
                 March 31,
                 1994)

      *4(e)      1-3701 (with     4(b)       Amendment No., 2 to
                 Form 10-Q for               Rights Agreement, dated
                 quarter ended               as of June 27, 1994.
                 September 30,
                 1994)

      10                                     Unfunded Outside
                                             Director Retirement Plan
                                             (as terminated),
                                             including board
                                             resolutions terminating
                                             plan.

      23                                     Consent of Deloitte &
                                             Touche LLP.

      24                                     See page II-7 for Power
                                             of Attorney

     __________________

     *    Previously filed and incorporated herein by reference.